Exhibit 4.1

THIRD AMENDMENT TO

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This THIRD AMENDMENT (this “Amendment”) to the Second Amended and Restated Registration Rights Agreement dated as of September 13, 2000 by and among Global Sports, Inc. (n/k/a GSI Commerce, Inc.), a Delaware corporation (the “Company”), and the holders of common stock set forth on the signatures pages thereto (the “Stockholders”), as amended by the First Amendment to Second Amended and Restated Registration Rights Agreement dated as of April 5, 2001 and Second Amendment to Second Amended and Restated Registration Rights Agreement dated as of July 20, 2001 (as so amended, the “Registration Rights Agreement”), is made as of this 25th day of July, 2003. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Registration Rights Agreement.

RECITALS

WHEREAS, the Company and the Stockholders entered into the Registration Rights Agreement in connection with various investments by each of the Stockholders in the Company in order to provide for certain rights with respect to the registration of the shares of the Company’s Common Stock held by the Stockholders;

WHEREAS, the Company and Interactive Technology Holdings, LLC, a Delaware limited liability company (“ITH”), are entering into that certain Stock and Warrant Exchange Agreement dated of even date herewith (the “Exchange Agreement”), pursuant to which the Company intends to issue to ITH an additional 1,650,000 shares of its Common Stock in exchange for certain warrants to purchase Common Stock previously issued to ITH;

WHEREAS, as a condition to consummating the transactions contemplated by to the Exchange Agreement, ITH has required that the Registration Rights Agreement be amended as set forth in this Amendment;

WHEREAS, pursuant to Section 9(j) of the Registration Rights Agreement, the Registration Rights Agreement may be amended only by a written instrument duly executed by the Company and the Holders of more than 50 percent of the Registrable Securities at the time outstanding;

WHEREAS, the Company believes that it is in its best interests that it be able to consummate the transactions contemplated by the Exchange Agreement; and

WHEREAS, the other parties to this Amendment, constituting the Holders of more than 50 percent of the Registrable Securities currently outstanding, believe that it is in the best interests of the Company, and therefore in their own best interests as stockholders of the Company, that the Company be able to consummate the transactions contemplated by the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree and consent that the Registration Rights Agreement shall be amended as follows:

1. The definition of the term “Purchase Agreements” set forth in the Recitals to the Registration Rights Agreement shall be amended, for all purposes for which such term is used in the Registration Rights Agreement (including, without limitation, in the definition of the term “Registrable Securities” in Section 1(h) thereof), to include, in addition to the 1999 SOFTBANK Purchase Agreement, the 2000 SOFTBANK Purchase Agreement, the TMCT Purchase Agreement, the ITH Purchase Agreement and the Stock Purchase Agreement dated as of July 20, 2001 by and among the Company, Michael G. Rubin and ITH, that certain Stock and Warrant Exchange Agreement dated as of July 25, 2003 by and between the Company and ITH.

2. The Registration Rights Agreement, as amended hereby, is in all respects ratified and confirmed and shall be and remain in full force and effect.

3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph hereof.

GSI COMMERCE, INC. (f/k/a GLOBAL SPORTS, INC.)

By:	/s/ MICHAEL G. RUBIN
Name:	Michael G. Rubin
Title:	President and Chief Executive Officer

SOFTBANK CAPITAL PARTNERS LP

By:	Softbank Capital Partners LLC Its General Partner

By:	/s/ STEVEN J. MURRAY
Name:	Steven J. Murray
Title:	Admin. Member

SOFTBANK CAPITAL ADVISORS FUND LP

By:	Softbank Capital Partners LLC
Its General Partner

By:	/s/ STEVEN J. MURRAY
Name:	Steven J. Murray
Title:	Admin. Member

RUSTIC CANYON VENTURES, LP (f/k/a TMCT VENTURES, L.P.)

By:	Rustic Canyon Partners, LLC
Its General Partner

By:	/s/ MARK MENELL
Name:	Mark Menell
Title:	Member

INTERACTIVE TECHNOLOGY HOLDINGS, LLC

By:	QK Holdings, Inc.
Its Managing Member

By:	/s/ DAVID APOSTOLICO
Name:	David Apostolico
Title:	President